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                                                                  EXHIBIT 26 (n)

[KPMG LLP LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Variable Life Account:

We consent to the use of our report dated March 8, 2010, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries (the Company) and our report dated April 9, 2010 on the financial statements of Minnesota Life Variable Life Account included herein and to the reference to our firm under the heading "FINANCIAL STATEMENTS" in Part B of the Registration Statement.

Our audit report dated March 8, 2010 refers to a change in the method of accounting for other-than-temporary impairments of fixed maturity investment securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments," (included in FASB ASC Topic 320, "Investments-Debt and Equity Securities"), as of January 1, 2009.


                                        /s/ KPMG LLP

April 23, 2010